Registration No. 333-167409

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________

Post-Effective Amendment No. 1

To

Form S-3 Registration Statement

Under

the Securities Act of 1933

Repros Therapeutics Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	76-0233274 (I.R.S. Employer Identification No.)

2408 Timberloch Place, Suite B-7
The Woodlands, TX	77380
(Address of Principal Executive Offices)	(Zip Code)

Larry M. Dillaha, M.D.

President and Chief Executive Officer

Repros Therapeutics Inc.

2408 Timberloch Place, Suite B-7

The Woodlands, Texas 77380

(281) 719-3400

(Name, address and telephone number, including area code, of agent for service)

(281) 719-3400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) filed by Repros Therapeutics Inc., a Delaware corporation (the “Company”), deregisters all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), that had been registered for issuance under the Company’s Registration Statement on Form S-3 (File No. 333-167409) (the “Registration Statement”) and that remain unsold upon the termination of the offering of shares of Common Stock covered by the Registration Statement.

On January 31, 2018, pursuant to an Agreement and Plan of Merger, dated as of December 11, 2017, by and among Allergan Sales, LLC, a Delaware limited liability company (“Parent”), Celestial Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and the Company, Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent. As a result of the Merger, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by removing from registration all of its securities registered but unsold under the Registration Statement as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on January 31, 2018.

REPROS THERAPEUTICS INC.

By:	/s/ Katherine A. Anderson
Name:	Katherine A. Anderson
Title:	Chief Financial Officer